Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Aldeyra Therapeutics, Inc.

Lexington, Massachusetts

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated March 11, 2021, relating to the financial statements of Aldeyra Therapeutics, Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ BDO USA, LLP
Boston, Massachusetts

March 11, 2021